Exhibit 99.1

NEWS	Contact: Jeremy Thigpen
(713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

REPORTING SEGMENT CHANGES

HOUSTON, TX, March 12, 2014 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that it will reorganize into four financial reporting segments. The new segments will be Rig Systems, Rig Aftermarket, Completion & Production Solutions, and Wellbore Technologies. This reorganization will be effective April 1, 2014.

The Company’s Rig Systems group will continue to focus on designing and manufacturing discrete drilling equipment components, as well as building complete integrated drilling equipment packages for both land and offshore applications. The Company’s Rig Aftermarket group will consist of the consumables, spares and service required to maintain the equipment components and packages for the useful lives of the assets. Mr. Joe Rovig has been promoted to President of both the Rig Systems and Rig Aftermarket segments. Mr. Rovig has over 34 years of experience in the oilfield, where he started out as a roughneck. Joe joined the Company in 2002 and has had several positions over the years, most recently as Senior Vice President, Offshore Drilling Equipment.

The Completion & Production Solutions group will focus on improving wellbore completions, and oil and gas production technologies. This group will primarily serve well intervention service providers and oil and gas producers, and pursue opportunities around hydraulic fracture stimulation, wellbore intervention equipment, composite tubulars, pumps, floating production systems and subsea production technologies. Mr. Kirk Shelton has been promoted to President of Completion & Production Solutions. Kirk began his oil and gas career in 1980 with TRW Mission and has been the President of NOV Mission since 2007.

The Company’s Wellbore Technologies business group will direct its attention to enhancing drilling performance at the rig, both land and offshore, through category-leading downhole tools, bits, premium drill pipe, waste management services, solids control, drilling fluids, instrumentation, tubular inspection and tubular coating services. Mr. Fadi Michael Matta has been promoted to this group’s President. Fadi joined the Company in 1991 as an engineer, later starting the Company’s Middle East rig equipment business. Mr. Matta has been the President of NOV Downhole Tools for the last four years.

The Company intends to issue historical financial results for these four new reporting segments during the second quarter of 2014, sometime after it makes its previously announced first quarter earnings release. The Company will also continue to report the results of its Distribution business group until the completion of the previously announced spinoff of that business as a separately traded public company.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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